EXHIBIT 10.1

Loren J. Kalmen, CPA
5250 Neil Road, Suite 101
Reno, NV 89502

November 9, 2005

Board of Directors
SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431

Gentlemen:

It has been my pleasure to serve with you on the board of directors of SulphCo, Inc.

It is also with pleasure that I step down from the board, and from the audit committee, in order to accept the position of the Chief Financial Officer of SulphCo, Inc.

I look forward to a long-standing and rewarding relationship with SulphCo, Inc. and its board in my new position.

I am available for the transition at your earliest convenience. Thank you.

Sincerely,

/s/ Loren J. Kalmen

Loren J. Kalmen